│ PRESS RELEASE │

FOR IMMEDIATE RELEASE:	July 10, 2007
CONTACT:	John R. Stark or John Beaudry	406-373-8700

UNION MEMBERSHIP TURNS DOWN LABOR CONTRACT AT STILLWATER MINE
AND PROCESSING FACILITIES; STRIKE PENDING

BILLINGS, MONTANA - STILLWATER MINING COMPANY (NYSE:SWC) has been informed that union employees at the Company’s Stillwater Mine and Columbus processing facilities, represented by the USW International Union Local 11-0001, failed to ratify the new labor agreement reached on July 2, 2007. As a result, the Union has called for a strike to begin upon expiration of the current labor agreement at 12:01 a.m. on Wednesday, July 11, 2007. In the meantime, production and processing operations at both facilities are continuing.

Commenting on the outcome of the vote, Stillwater’s Chairman and CEO, Frank McAllister, said, “Clearly, we are disappointed that the new contract was not ratified. A strike will be economically painful, not only for the Company, but for our employees, their families and the local communities, as well. We intend to return to the negotiating table as soon as possible and are hopeful that an acceptable agreement can be reached.”

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Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2006 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

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